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                                                                   Exhibit 10.22

                               SERVICES AGREEMENT
                               ------------------

This Agreement is made as of December 21, 2001 (the "Effective Date"), between Ceridian Corporation, a Delaware Corporation, for itself and through its direct or indirect wholly owned subsidiaries including Ceridian Benefits Services, Inc. (collectively, "Ceridian"); and USI Insurance Services Corporation, a Delaware Corporation, for itself and through its various subsidiaries including USI Administrators, Inc. ("USIA"), USI Consulting Group, Inc. ("USICG") and USI Retirement Services, Inc. ("USIRS") (collectively, "USI").

Ceridian provides, among other services, COBRA administration services ("COBRA Services"), flexible spending account administration services ("FSA Services") and 401(k) retirement plan administration services ("Retirement Plan Services") (collectively "Ceridian Services").

USI provides, among other services, services similar to the Ceridian Services.

Ceridian and USI wish to form a business relationship whereby Ceridian will provide certain administrative services to USI in connection with USI's provision of COBRA administration services, flexible spending account administration services, and 401 (k) retirement plan administration services to USI's customers.

Now, therefore, the parties agree as follows:

1.   Services.
     ---------

     (a)  COBRA Services.
          ---------------

          (i) During the term of this Agreement, Ceridian will provide the services described on Annex COBRA (i) (subject to the performance by USI of the responsibilities described therein) to USI for the price described in Section 2(a)

          (ii) During the term of this Agreement, Ceridian will provide to USI the option to purchase additional services described on Annex COBRA (ii) for a price to be negotiated between the parties at the time any such services are requested.

          (iii) During the term of this Agreement, Ceridian will use its commercially reasonable efforts to achieve the performance goals described on Annex COBRA (iii).

          (iv) COBRA Annex (iv) describes the responsibilities of USI in the work flow required for Ceridian to deliver the services described on COBRA Annex (i).

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     (b)  FSA Services.
          -------------

          (i) During the term of this Agreement, Ceridian will provide the services described on Annex FSA (i) (subject to the performance by USI of the responsibilities described therein) to USI for the price described in Section 2(b).

          (ii) During the term of this Agreement, Ceridian will provide to USI the option to purchase additional services described on Annex FSA
               (ii) for a price to be negotiated between the parties at the time any such services are requested.

          (iii) During the term of this Agreement, Ceridian will use its commercially reasonable efforts to achieve the performance goals described on Annex FSA (iii).

     (c)  Retirement Plan Services.
          -------------------------

          (i) During the term of this Agreement, Ceridian will provide the services described on Annex Retirement Plan (i) to USI for the price described in Section 2(c). In connection with providing such services, Ceridian shall, at its expense and prior to conversion, implement interfaces between Ceridian's Trustmark system and the DC Exchange ("DCX") trading platform currently used by USI, which provide substantially equivalent functionality and ease of administration as the interfaces currently used by USI between the Wystar system and DCX. In providing such services, Ceridian shall, for trustee and custodial services, use Riggs Bank or such other bank as the parties may from time to time mutually agree.

          (ii) During the term of this Agreement, Ceridian will provide to USI the option to purchase additional services described on Annex Retirement Plan (ii) for a price to be negotiated between the parties at the time any such services are requested.

          (iii) During the term of this Agreement, Ceridian will use its commercially reasonable efforts to achieve the performance goals described on Annex Retirement Plan (iii).

          (iv) Retirement Plan Annex (iv) describes anticipated work flow between Ceridian, USI, USI's clients, participants, and third parties.

          (v) During the term of this Agreement, in order to assist Ceridian to perform its obligations under the Agreement, USI will provide to

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               its customers serviced by this Agreement the services described on Annex Retirement Plan (v) for the price described in Section 2(d).

     (d)  No Discrimination. With regard to the COBRA, FSA and Retirement Plan
          -----------------
          services provided pursuant to this Agreement, Ceridian will provide to USI customers the same quality, responsiveness, levels of service, staffing levels, and, in the aggregate, staffing seniority in the aggregate as Ceridian provides to and for its own customers and the customers of others for whom Ceridian provides outsourced services of the type covered by this Agreement.

2    Fees. The fees to be charged for the services described in Annexes COBRA
     -----
     (i), FSA (i), and Retirement Plan (i) and (v) shall be:

          (a) COBRA (i): Ceridian will charge USI $.48 per participant in USI customer plans serviced by Ceridian per month

          (b) FSA (i): Ceridian will charge USI $4.70 per participant in USI customer plans serviced by Ceridian per month

          (c) Retirement Plan (i): Ceridian will charge USI $4.72 per participant in USI customer plans serviced by Ceridian per month, together with 25% of all sub-TA fees applicable to such participants

          (d) Retirement Plan (v): USI will charge Ceridian Seventy-Five Thousand Dollars ($75,000) for each month in which services are billed by Ceridian to USI pursuant to Section 2(c).

3.   Billing. Each party shall present monthly invoices to the other for the
     --------
     services provided pursuant to this Agreement. The parties shall remit payment for such invoices within thirty (30) days of the date of the invoice. Any past due invoices shall be subject to a finance charge of the lower of (a) 1.5% per month or (b) the lowest rate permitted by applicable law. USI shall be responsible for any applicable taxes charged to the provision of the services contemplated by this Agreement.

4.   Conversion Cooperation. The parties will exercise their commercially
     -----------------------
     reasonable efforts to assure a prompt and successsful conversion to Ceridian systems of all plan services contemplated by this agreement. The parties anticipate that conversion to Ceridian of COBRA plans will take approximately sixty (60) to ninety (90) days for COBRA Services; ninety
     (90) to one hundred twenty (120) days for FSA Services commencing no earlier than February 15, 2002; and approximately nine months for Retirement Plan Services. In all

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     instances USI will continue to service particular plans and plan participants until conversion to Ceridian systems, and shall exercise commercially reasonable efforts (including but not limited to keeping qualified and appropriate staff in place prior to the conversion) to preserve the customer relationship and continue existing levels of customer service until such conversion. In implementing the conversion, the parties will in good faith consider, and may mutually agree upon, commercially reasonable modifications and clarifications to the Annexes to this Agreement.

5.   Potential Recovery by Ceridian of Conversion Costs.
     ---------------------------------------------------

     (a) The parties recognize that Ceridian will incur significant conversion costs in the performance of this Agreement, which the parties agree for the purposes of this paragraph to be One Hundred Seventy Five Thousand Dollars ($175,000) for COBRA Services (the "COBRA Conversion Charge"); One Hundred Thirty-Five Thousand Dollars ($135,000) for FSA Services (the "FSA Conversion Charge"); and Eight Hundred Seventy-Two Thousand Dollars ($872,000) for Retirement Plan Services (the "Retirement Plan Conversion Charge").

     (b) Ceridian and USI each agree to absorb all of its own costs for conversion of plan services contemplated by this Agreement; provided, however, that USI agrees that:

          (i) for any and each two calendar quarter period, measured at the end of each of the first and third calendar quarters of 2003, and the first and third calendar quarters of each year thereafter through the two calendar quarter period ending in the third quarter of 2006 (each, a "Measuring Period"), in the event that the amount of fees billed to USI for COBRA Services performed during the Measuring Period falls below Four Hundred Forty Thousand Three Hundred Dollars ($440,300), Ceridian shall be entitled to invoice USI pursuant to the provisions of Section 3 in the following amounts:

               (A) if fees billed are below Three Hundred Eighty-Five Thousand Dollars ($385,000), twelve and one-half percent (12.5%) of the COBRA Conversion Charge;

               (B) if fees billed are from Three Hundred Eighty-Five Thousand Dollars ($385,000) to Four Hundred Forty Thousand Three Hundred Dollars ($440,300), six and one-quarter percent (6.25%) of the COBRA Conversion Charge;

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               (C)  provided, however, that in no instance shall the aggregate fees charged to USI pursuant to this subsection 5(b)(i) exceed one hundred percent (100%) of the Cobra Conversion Charge.

          (ii) for any and each Measuring Period, in the event that the amount of fees billed to USI for FSA Services performed during the Measuring Period falls below Three Hundred Fifty-Nine Thousand Five Hundred Fifty Dollars ($359,550), Ceridian shall be entitled to invoice USI pursuant to the provisions of Section 3 in the following amounts:

               (A) if fees billed are below Three Hundred Seventeen Thousand Two Hundred Fifty Dollars ($317,250), twelve and one-half percent (12.5%) of the FSA Conversion Charge;

               (B) if fees billed are from Three Hundred Seventeen Thousand Two Hundred Fifty Dollars ($317,250) to Three Hundred Fifty-Nine Thousand Five Hundred Fifty Dollars ($359,550), six and one-quarter percent (6.25%) of the FSA Conversion Charge;

               (C) provided, however, that in no instance shall the aggregate fees charged to USI pursuant to this subsection 5(b)(ii) exceed one hundred percent (100%) of the FSA Conversion Charge.

          (iii) for any and each Measuring Period, in the event that the amount of fees (service fees and sub-TA fees) billed to USI for Retirement Plan Services performed during the Measuring Period falls below Two Million Six Hundred Seventy Thousand Two Hundred Seventy-Five Dollars ($2,670,275), Ceridian shall be entitled to invoice USI pursuant to the provisions of Section 3 in the following amounts:

               (A) if fees billed are below Two Million Three Hundred Fifty-Six Thousand One Hundred Twenty-Five Dollars ($2,356,125), twelve and one-half percent (12.5%) of the FSA Conversion Charge;

               (B) if fees billed are from Two Million Three Hundred Fifty-Six Thousand One Hundred Twenty-Five Dollars ($2,356,125) to Two Million Six Hundred Seventy Thousand Two Hundred Seventy-Five Dollars

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                    ($2,670,275), six and one-quarter percent (6.25%) of the FSA
                    Conversion Charge;

               (C) provided, however, that in no instance shall the aggregate fees charged to USI pursuant to this subsection 5(b)(iii) exceed one hundred percent (100%) of the Retirement Plan Conversion Charge.

6.   Branding.
     --------

     (a) The services provided by Ceridian to USI and its customers shall be utilized by USI with a co-branding strategy of "powered by Ceridian", as determined by USI in its commercially reasonable discretion. The activities supporting such strategy, including scope and cost allocation, shall be determined by the Project Executives described in
          Section 7.

     (b) Neither party shall distribute any marketing materials (including advertisements, promotional brochures, user guides, press releases, public announcements, web pages, web banners, metatags, or other notices in printed or electronic form) without the prior approval of the other party, which approval shall not be unreasonably withheld or delayed, whenever such materials contain a reference to the other party, the other party's products or services, or the other party's proprietary logos, trademarks or service marks. Neither party shall, pursuant to this Agreement or otherwise, have or acquire any right, title or interest in or to the other party's trademarks or trade names. Each party's use of the other party's trademarks shall be pursuant to the other party's trademark policies and procedures in effect from time to time of which notice has been received by the party using the trademarks. Neither party shall have the right to use any trademark of the other party except to refer to the other party's products or services or as otherwise provided in this Agreement.

7.   Project Executives; Good Faith Dispute Resolution. Each party agrees to
     -------------------------------------------------
     designate, from time to time, a Project Executive to whom all communications from the other party concerning administration of this Agreement may be directed and who has the authority to act for and bind such party in the administration of this Agreement. Additionally, in the event of any dispute pursuant to this Agreement, the parties agree to attempt in good faith to resolve such dispute before resort to litigation.

8.   Term. The term of this Agreement shall commence on the Effective Date and,
     ----
     unless terminated pursuant to the provisions of Section 9 (a)-(d), continue in effect until five years from the last day of the month in which any service

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     contemplated by this Agreement is converted to and performed by Ceridian on behalf of USI.

9.   Termination. This Agreement may be terminated by either party under any of
     -----------
     the following provisions:

     (a) by either party if the other party is in material default under this agreement and such material default has not been cured within sixty
          (60) business days of written notice, provided, however, that any payment default by USI shall be deemed material and must be cured within twenty (20) business days of written notice or Ceridian shall be entitled to terminate the Agreement;

     (b) by Ceridian if USI (i) ceases to exist, or (ii) sells substantially all of its assets, or (iii) is a party to any merger, consolidation, reorganization, exchange of stock or assets, unless USI is the surviving corporation, provided, however, that for termination pursuant to subsection (ii) or (iii) of this subsection (b), Ceridian shall give USI not less than six months prior written notice of such termination and provide the transition assistance described in Section 10(b) beginning immediately upon the giving of such notice of termination;

     (c) by USI if Ceridian ceases to exist, or sells substantially all of its assets, or is a party to any merger, consolidation, reorganization, exchange of stock or assets, unless Ceridian is the surviving corporation;

     (d) by either party if any voluntary or involuntary case, action or proceeding is commenced or filed by or against the other party under any bankruptcy, reorganization, insolvency or other similar law now or hereafter in effect; or a custodian, receiver, trustee, assignee for the benefit of credits generally (or other similar official) is appointed to take possession, custody or control of all or a substantial portion of the property of such party.

10.  Obligations Upon Expiration or Termination.
     ------------------------------------------

     (a) Upon termination or expiration of this Agreement for any reason, and subject to the obligation of Ceridian to provide the transition assistance required in Section 10(b), each party agrees:

          (i) to immediately remove all hyperlinks and all references, marks and content belonging to the other party between its website(s) and the other party's website(s), and on all customer documentation related to this Agreement;

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          (ii) to destroy or return to the other party any of the other party's marketing, advertising or other materials embodying or containing the other party's trademarks, service marks, or content and certify to the other party that such marketing, advertising or other materials, and all copies thereof, have been returned to such party or destroyed; and

          (iii) to comply with the provisions of Sections 2 (Fees) and 3 (Billing), Section 11(b)(Employment Restrictions), Sections 13 and 14 (Indemnification), Section 16 (Confidentiality), and
               Section 20 (Publicity).

     (b) Upon the expiration or any termination of this Agreement, other than pursuant to a payment default termination pursuant to Section 9(a), or pursuant to Section 9(b)(i), or by Ceridian pursuant to Section 9(d), Ceridian will exercise commercially reasonable efforts to assure a prompt and successful transition of the services provided under this Agreement to USI or its successor or to their service provider, generally in the manner provided in this Agreement for the initial conversion to Ceridian, to permit USI or such successor or service provider to establish operational capacity to provide such services. The fees due to Ceridian hereunder shall continue to be payable for the portion of the transition period that Ceridian provides services as contemplated by this Agreement.

     (c) The parties agree that if Ceridian and USI have neither reached terms for the purchase by Ceridian, individually or as a group of related segments, of the COBRA, FSA, and/or 401(k) book of business, nor successfully negotiated the terms of an extension of this Agreement, Ceridian shall have a right of first offer for such book of business, for a period of one (1) year following the expiration or termination of this Agreement, on the terms provided below. If USI desires to sell such a book or books of business within such period, USI shall give written notice to Ceridian, identifying the book or books of business to be sold. If Ceridian desires to purchase one or more of such books of business, Ceridian shall, within twenty (20) days after USI's notice, give notice of such desire to USI. For a period of twenty (20) days following Ceridian's notice, the parties shall negotiate in good faith regarding the purchase by Ceridian of such business. If the parties do not agree upon terms of purchase within such twenty (20) day period, USI shall be free to sell the book of business to a third party; provided, however, that if the terms of a proposed sale to a third party within nine months from the termination of the twenty day negotiation period specified above are at a price less than that which was offered by USI to Ceridian in such negotiations, USI shall offer to Ceridian in writing the right to purchase the book of business upon the price and terms offered to the third party, and Ceridian may accept such

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          offer by giving written notice of acceptance to USI within ten (10)
          days after such written offer. Upon agreeing to terms, the parties shall close the purchase of the book or books of business within sixty
          (60) days or such other period as the parties may agree.

     (d) In the event of the termination of this Agreement by Ceridian pursuant to Section 9(a), 9(b)(i), or 9(d), the amounts of the COBRA Conversion Charge, the FSA Conversion Charge and the Retirement Plan Conversion Charge attributable to the Measuring Periods ending after the effective date of termination, which would have been payable if the minimum fee requirements of Section 5(b) were not met, shall be payable in full by USI. In the event of any other termination of this Agreement, no amount shall be payable by USI pursuant to Section 5(b) for any Measuring Period ending after the effective date of termination.

11.  Restrictions.
     ------------

     (a) USI agrees that, during the term of this Agreement, it shall not without Ceridian's written permission contract with any other person or entity to purchase the types of COBRA administration, FSA administration, or 401(k) retirement plan administration services contemplated by this Agreement to be provided by Ceridian.

     (b) USI and Ceridian agree that, during the term of this Agreement and for one year thereafter, neither party will without the consent of the other, directly or indirectly solicit for hire or hire a person who has been in the employ of the other party during the preceding six (6) months and who has worked for such party in the delivery of COBRA administration, FSA administration, or 401(k) retirement plan administration; provided, however, that nothing herein shall preclude the hiring of a person who responds to a general media advertisement or makes an unsolicited contact for employment.

12.  Independent Contractor Relationship. This Agreement is not intended to nor
     -----------------------------------
     does it constitute or create a joint venture, partnership, or other relationship of any kind except as specifically described in this Agreement. Neither party shall have authority to bind the other. Each party shall be and remain an independent contractor and shall be solely responsible for all its employees and other obligations arising in respect of its performance of obligations under this Agreement. Except for any representations that may be contained in any web page or promotional materials that may be prepared jointly and agreed to by both parties, neither party shall be authorized to make representations to any third party regarding the other party or its products or services.

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13.  Indemnification by Ceridian. Ceridian shall indemnify, defend and hold
     ---------------------------
     harmless USI from and against any and all costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, levies, assessments and claims and demands of every kind or nature, including legal costs and reasonable attorneys fees, made by or on behalf of any party, person or governmental authority, arising out of or resulting from the inaccuracy or breach of any representation or warranty of Ceridian contained in this Agreement; any breach or default by Ceridian of any covenant, obligation or agreement of Ceridian contained in this Agreement; or any negligent, willful, fraudulent or dishonest act or omission of Ceridian or its agents or employees.

14.  Indemnification by USI. USI shall indemnify, defend and hold harmless
     ----------------------
     Ceridian from and against any and all costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, levies, assessments and claims and demands of every kind or nature, including legal costs and reasonable attorneys fees, made by or on behalf of any party, person or governmental authority, arising out of or resulting from the inaccuracy or breach of any representation or warranty of USI contained in this Agreement; any breach or default by USI of any covenant, obligation or agreement of USI contained in this Agreement; or any negligent, willful, fraudulent or dishonest act or omission of USI or its agents or employees.

15.  Limitation of Liability. Neither party shall be liable to the other for any
     -----------------------
     loss of profits or any special, incidental or consequential damages even if it has knowledge of the possibility of such potential loss or damage.

16.  Confidentiality.
     --------------

     (a) References in this Section to the "disclosing party" shall mean the party which discloses its own Confidential Information (defined below) to the other party, and the "recipient party" shall mean the party receiving such Confidential Information.

     (b) The parties agree that it is the obligation of the recipient party to maintain the confidentiality of information provided by the disclosing party in connection with this Agreement. The parties shall treat as strictly confidential, and shall not use, disclose or permit to be used or disclosed at any time; except as specifically permitted in writing by the disclosing party, proprietary or confidential information of the disclosing party or that of its parent, affiliates, or subsidiaries, whether the recipient party has such information in its memory or it is embodied in writing, electronic or other physical form. Confidential or proprietary information shall include any information of the disclosing party, its parent, affiliates, or subsidiaries such as, without

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          limitation, any development, sales, financial or accounting procedures, accounts, operations, techniques, methods, business plans, trade secrets, any and all information regarding the disclosing party's business or how the disclosing party does business or other property belonging to the disclosing party ("Confidential Information"). The recipient party shall promptly advise the disclosing party in writing of any unauthorized use or disclosure of Confidential Information. Each party agrees to maintain and cause its employees, agents, contractors, subsidiaries and subcontractors to maintain the terms and conditions of this Agreement strictly confidential, and not to disclose same to any third party, except as expressly permitted in writing by the disclosing party. Each party agrees that its officers, directors, employees, agents, contractors, subsidiaries and subcontractors shall abide by the terms of this paragraph and that the recipient party shall be liable for any unauthorized use or disclosure of Confidential Information by any such person.

     (c) Each party shall limit the dissemination of the Confidential Information within its own organization, including its parent, affiliate, subsidiary or successor in interest, or within any subcontractors, to such individuals whose duties justify the need to know the Confidential Information.

     (d) Confidential Information shall not include information that: (i) is authorized by the disclosing party in writing to be disclosed; (ii) is or becomes publicly available through no fault of the recipient party or any of the recipient party's directors, officers, employees, agents, contractors, subsidiaries or subcontractors; or (iii) is independently developed by the recipient party without any use or knowledge of the Confidential Information.

     (e) If any Confidential Information is required to be disclosed by law, the recipient party shall promptly notify the disclosing party prior to disclosing such Confidential Information unless prohibited by the terms of such legal requirement.

     (f) Upon written request following the termination of this Agreement, the recipient party shall promptly return to the disclosing party all Confidential Information, including all materials, data, forms, and all other materials and information provided by the disclosing party. That portion of the Confidential Information which is copied or stored in electronic form will be promptly deleted or destroyed upon the disclosing party's request, such destruction to be confirmed in writing to the disclosing party.

     (g) A recipient party recognizes that the disclosing party's Confidential Information is of a special, unique, extraordinary and intellectual character, which gives it peculiar value, the loss of which may not be reasonably or adequately compensated in damages in any action at law and that a breach by the recipient party of this Agreement may cause the disclosing party

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          irreparable injury and damage. A recipient party agrees that the disclosing party shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by the recipient party without the necessity of proving damages and that the disclosing party shall not be required to post bond or any other form of guarantee as a condition of such relief. This provision shall not, however, be construed as a waiver of any rights which the disclosing party may have for damages or otherwise, nor shall it limit in any way any other remedies which may result from the breach of this Agreement.

     (h) In order to protect USI's interest in its Confidential Information, Ceridian agrees that it will not directly or indirectly solicit or sell COBRA, FSA or Retirement Plan services to any customer of USI for whom Ceridian provided services under this Agreement in the preceding eighteen (18) months; provided, however, that nothing herein shall be construed to prevent Ceridian from providing such services to any such customer pursuant to a third-party outsourcing contract such as this Agreement. Ceridian and USI each agree that they shall not, either during or at any time following the end of the term, directly or indirectly use or disclose to any third party any information obtained pursuant to the contractual relationship hereunder, either for use in connection with solicitation or provision of services or for any other purpose, other than performance by the parties of their obligations set forth in this Agreement.

17.  Representations and Warranties. Each party represents and warrants to the
     -------------------------------
     other that in performing its obligations under this Agreement it shall comply with all applicable federal, state and local laws and regulations, and that it is free of any contractual or legal obligations that would prevent it from entering into this Agreement. Additionally, Ceridian represents and warrants that all services provided to USI and its customers pursuant to this Agreement will be performed in a workmanlike manner using qualified individuals in accordance with industry standards and practices reasonably applicable to the performance of such services.

18.  Warranty Disclaimer. THE EXPRESS WARRANTIES SPECIFIED IN THIS AGREEMENT ARE
     --------------------
     IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CERIDIAN AND USI DISCLAIM AND EXCLUDE ALL OTHER WARRANTIES.

19.  Force Majeure. Neither party shall be liable or deemed to be in default for
     --------------
     any delay or failure in performance under this Agreement or interruption of service resulting directly or indirectly from acts of God, or any causes beyond the

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     reasonable control of such party, including the failure by USI or USI's clients to deliver accurate and timely data necessary to Ceridian's performance of its services contemplated herein.

20.  Publicity. Neither USI nor Ceridian shall undertake any advertising,
     ----------
     promotional disclosures, press releases or other public announcements, regarding or related to this Agreement, without prior written approval of the other party; provided, however, that neither party shall be prohibited hereby from making disclosures to the extent required by law.

21.  Notices. All notices given under this Agreement shall be in writing and
     --------
     delivered or transmitted by fax or mail to the address set forth below or such other address as a party may from time to time specify in writing to the other party, and shall be deemed effective upon the earlier of receipt by the sending party of confirmation of receipt of fax, or receipt by recipient. The addressees to which notice are initially to be sent are as follows:

     If to Ceridian to:

     Ceridian Corporation
     President
     Ceridian Employee/Employer Services
     5301 Maryland Way, Suite 301
     Brentwood, TN 37027
     Fax:(615)376-6940

     with a copy to:

     Ceridian Corporation
     Senior Vice President, Transactions
        and Legal Services
     Ceridian Employer/Employee Services
     3311 East Old Shakopee Road
     Minneapolis, MN 55425
     Fax:(952)853-5357

     If to USI to:

     USI Insurance Services Corporation
     President and Chief Operating Officer
     50 California Street, 24th Floor
     San Francisco CA 94111
     Fax:(415)983-1000
     with a copy to:

     USI Insurance Services Corporation
     Senior Vice President and General Counsel
     50 California Street, 24th Floor
     San Francisco CA 94111
     Fax:(415)837-1650

22.  Attorneys' Fees. In the event of litigation or arbitration between the
     ----------------
     parties concerning this Agreement, the prevailing party will be entitled to recover reasonable costs and expenses incurred in the litigation or arbitration, and any appeal therefrom, including costs, reasonable attorneys' fees and reasonable experts' fees.

23.  Limitation on Actions. No action under this Agreement may be brought by
     ----------------------
     either Party more than two years after the cause of action has accrued.

24.  Governing Law. This Agreement shall be governed by the laws of the State of
     --------------
     Delaware, without reference to its conflict or choice of law principles.

25.  Non-Assignment. Neither this Agreement, nor any rights or obligations in
     ---------------
     this Agreement, shall be assigned or otherwise transferred by either party without the written consent of the other party, which consent shall not be unreasonably withheld. The rights and responsibilities of either party may be assigned to a wholly owned direct or indirect subsidiary or parent of the party. If any assignment is made, by operation of law or otherwise, in violation of this provision, then this Agreement shall terminate.

26.  Amendment. No modification of this Agreement shall be valid unless set
     ----------
     forth in writing and signed by both parties.

27.  Counterparts. This Agreement may be executed in any number of counterparts
     -------------
     and by facsimile, each one of which shall be an original and all of which shall constitute one and the same document.

28.  Entire Agreement. This Agreement constitutes the entire agreement between
     -----------------
     the parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications between the parties.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed and delivered this Agreement as of the Effective Date.

CERIDIAN CORPORATION


BY: /s/ Tony L. Holcombe
   --------------------------------------
Name: Tony L. Holcombe
Its: Senior Vice President and President,
     Ceridian Employer/Employee Services


USI INSURANCE SERVICES CORPORATION


By: /s/ Bernard H. Mizel
   --------------------------------------
Name: Bernard H. Mizel
Its: Chairman & CEO